Exhibit 10.1
PRIDE INTERNATIONAL, INC.
EMPLOYMENT/NON-COMPETITION/
CONFIDENTIALITY AGREEMENT
BRIAN C. VOEGELE

EMPLOYMENT/NON-COMPETITION/CONFIDENTIALITY AGREEMENT

DATE:	The date of execution set forth below.

COMPANY/EMPLOYER:	Pride International, Inc.,
a Delaware corporation
5847 San Felipe, Suite 3300
Houston, Texas 77057

EMPLOYEE:	Brian C. Voegele
2622 Pomeran Drive
Houston, Texas 77080
          This Employment/Non-Competition/Confidentiality Agreement by and between Pride International, Inc. (the “Company” and as further defined below) and Brian C. Voegele (“Employee”), effective as of the date fully executed by both parties as set forth on the signature page below (the “Agreement”), is made on the terms as herein provided.
PREAMBLE
          WHEREAS, the Company wishes to attract and retain well-qualified employees and key personnel and to assure itself of the continuity of its management;
          WHEREAS, the Company recognizes that Employee will serve as a valuable resource of the Company, and the Company desires to be assured of the continued services of Employee;
          WHEREAS, the Company desires to obtain assurances that Employee will devote his best efforts to his employment with the Company and will not enter into competition with the Company in its business as now conducted and to be conducted, or solicit customers or other employees of the Company to terminate their relationships with the Company;
          WHEREAS, Employee will serve as a key employee of the Company, and he acknowledges that his talents and services to the Company are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company;
          WHEREAS, the Company is concerned that in the event of a possible or threatened Change in Control (as defined below) of the Company, Employee may feel insecure, and therefore the Company desires to provide security to Employee in the event of a Change in Control;
          WHEREAS, the Company further desires to assure Employee that if a possible or threatened Change in Control should arise and Employee should be involved in deliberations or negotiations in connection therewith, Employee would be in a secure position to consider and participate in such transaction as objectively as possible in the best interests of the Company and to this end desires to protect Employee from any direct or implied threat to his financial well-being by a Change in Control;
          WHEREAS, Employee is willing to continue to serve the Company but desires assurances that in the event of such a Change in Control he will continue to have the employment status and responsibilities he could reasonably expect absent such event and, that in the event this turns out not to be the case, he will have fair and reasonable severance protection on the basis of his service to the Company to that time;
          WHEREAS, different factors impact the Company and Employee under circumstances of regular employment between the Company and Employee when there is no threat of Change in Control and/or none has occurred, as opposed to circumstances under which a Change in Control is rumored, threatened, occurring or has occurred. For this reason, the Agreement deals with the regular employment of Employee under circumstances whereby no Change in Control is threatened, occurring or has occurred and it deals with circumstances whereby a Change in Control is threatened, occurring or has occurred. The Agreement deals with matters impacting both regular employment and employment following a Change in Control, including non-competition and confidentiality; and
          WHEREAS, Employee is willing to enter into and carry out the non-competition and confidentiality obligations and covenants set forth herein in consideration of the Agreement.
AGREEMENT
          NOW, THEREFORE, Employee and the Company (together the “Parties”) agree as follows:
I. PRIOR AGREEMENTS/CONTRACTS
1.01	PRIOR AGREEMENTS. Employee represents and warrants to the Company that (i) he has no continuing non-competition agreements with any prior employers that have not been disclosed in writing to the Company and (ii) neither the execution of the Agreement by Employee or the performance by Employee of his obligations under the Agreement will result in a violation or breach of, or constitute a default under the provisions of any contract, agreement or other instrument to which Employee is or was a party.
II. DEFINITION OF TERMS
Words used in the Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
2.01	CAUSE. The term “Cause” means: (i) Employee’s continued failure to perform his duties and responsibilities with the Company (other than any failure due to physical or mental incapacity) after a demand for performance is delivered to him by the Board of Directors which specifically identifies the manner in which the

Board believes he has not performed his duties, (ii) gross negligence or willful misconduct which causes material injury, monetary or otherwise, to the Company or its affiliates, or (iii) violation of one or more of the covenants in Article V (except violation of the covenant not to compete after termination after Change in Control as discussed herein). No act or failure to act by Employee shall be considered “willful” unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of Employee to accept, under circumstances that give rise to a Constructive Termination, any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, or other action by or at request of the Company in respect of his position, authority, or responsibility that is contrary to the Agreement, may not be considered by the Board of Directors to be a failure to perform or misconduct by Employee. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause for purposes of the Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-fourths of the entire Board of Directors of the Company at a meeting of the Board of Directors called and held (after reasonable notice to Employee and an opportunity for Employee and his counsel to be heard before the Board) for the purpose of considering whether Employee has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for Cause hereunder, finding that in the good faith opinion of the Board of Directors Employee has been guilty thereof and specifying the particulars thereof.

2.02	CHANGE IN CONTROL. The term “Change in Control” of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:
a.	there occurs a change in control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 1 of Form 8(k) promulgated under the Securities Exchange Act of 1934 as in effect on the date of the Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes;

b.	any “person” (as such term is used in Sections 12(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

c.	the individuals who were members of the Board of Directors of the Company (the “Board”) immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election;

d.	the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation;

e.	the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person; or

f.	a Limited Change in Control (as hereinafter defined) shall have occurred.
2.03	CHANGE IN CONTROL TERMINATION. The term “Change in Control Termination” shall mean a Termination (i) within two (2) years following the date of a Change in Control which occurs for any reason other than a Limited Change in Control or (ii) within one (1) year following the date of a Limited Change in Control.

2.04	COMPANY. The term “Company” means Pride International, Inc., a Delaware corporation, as the same presently exists, as well as any and all successors, regardless of the nature of the entity or the state or nation of organization, whether by reorganization, merger, consolidation, absorption or dissolution. For the purpose of the Agreement, Company includes all subsidiaries and affiliates of the Company to the extent such subsidiary and/or affiliate is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.

2.05	CONSTRUCTIVE TERMINATION. The term “Constructive Termination” means termination of employment by reason of Employee’s resignation for any one or more of the following events:
a.	Employee’s resignation or retirement is requested by the Company other than for Cause;

b.	A significant and material diminution in Employee’s duties and responsibilities and which diminution would degrade, embarrass or otherwise make it unreasonable for Employee to remain in the employment of the Company;

c.	Any reduction in Employee’s total base salary or material reduction in benefits from that provided in the Compensation and Benefits Section hereof, unless such reduction is generally applicable to all similarly situated executives of the Company;

d.	The material breach by the Company of any other provision of the Agreement;

e.	Any requirement of the Company that Employee relocate more than 50 miles from downtown Houston, Texas; or

f.	Notice by the Company of non-renewal of the Agreement contrary to the wishes of Employee.
Notwithstanding any provision to the contrary, in order for Employee’s resignation to be deemed a Constructive Termination, (A) Employee must provide a written notice to the Company that Employee intends to terminate his employment with the Company within 60 days following the occurrence of the event that Employee claims constitutes a Constructive Termination; (B) the written notice must describe the event constituting the Constructive Termination in reasonable detail and (C) within 30 days after receiving such notice from Employee, the Company must fail to reinstate Employee to the position he was in, or otherwise cure the circumstances giving rise to the Constructive Termination.

2.06	CUSTOMER. The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

2.07	DISABILITY. The term “Disability” means physical or mental incapacity qualifying Employee for a long-term disability under the Company’s long-term disability plan. If no such plan exists on the Employment Date, the term “Disability” means physical or mental incapacity as determined by a doctor jointly selected by Employee (or Employee’s representative legally authorized to act on Employee’s behalf) and the Board of Directors of the Company qualifying Employee for long-term disability under reasonable employment standards.

2.08	EMPLOYMENT DATE. The Employee’s initial date of active employment, which shall be within ten (10) business days after, but not before, the Company is current in its periodic filing requirements under the Securities Exchange Act of 1934, as amended.

2.09	LIMITED CHANGE IN CONTROL. The term “Limited Change in Control” of the Company shall mean, and shall be deemed to have occurred on, the date the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby at least fifty percent (50%) but not more than eighty percent (80%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company immediately prior to such merger or consolidation.

2.10	TERMINATION. The term “Termination” shall mean termination of the employment of Employee with the Company (including by reason of death, Disability and Constructive Termination) for any reason other than (i) Cause or (ii) Voluntary Resignation. Notwithstanding any provision hereof to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period, as defined below (including any extended term), and the Company has no obligation to deliver advance notice of termination, except such notice as is otherwise required for a termination for Cause under Section 2.01.

2.11	VOLUNTARY RESIGNATION. The term “Voluntary Resignation” means termination of employment with the Company by Employee for any reason other than death, Disability or a Constructive Termination.
III. EMPLOYMENT
3.01	EMPLOYMENT. Except as otherwise provided in the Agreement, the Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, for the Employment Period (as defined below). During the Employment Period, Employee shall exercise such position and authority and perform such responsibilities as are commensurate with the position to which he is assigned and as directed by his supervisor. The office, position and title for which Employee is initially employed is that of Senior Vice President and Chief Financial Officer of the Company. Employee and the Company agree that the Company may re-assign Employee to another office, position and/or title, subject to Employee’s rights under Section 2.05 of the Agreement.

3.02	BEST EFFORTS AND OTHER EMPLOYMENT OBLIGATIONS OF EMPLOYEE; BUSINESS EXPENSES AND OFFICE AND OTHER SERVICES.
a.	Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company.

b.	Employee shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Employee performed for the Company. Such employment shall be considered “full time” employment. Employee shall also have the right to devote such incidental and immaterial amounts of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not being engaged in by the Company and which shall not otherwise interfere with the performance of his duties hereunder. Notwithstanding the foregoing, it shall not be a violation of the Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities hereunder. Employee shall have the right to make investments in any business provided such investment does not result in a violation of the Non-Competition Section of the Agreement.

c.	Employee acknowledges and agrees that Employee owes a fiduciary duty to the Company. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

d.	Employee shall not intentionally take any action which he knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes.

e.	During the employment relationship and after the employment relationship terminates, Employee agrees to refrain from any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate, and Employee agrees not to take any action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. The Company and its affiliates, officers and directors agree to refrain from any disparaging comments about Employee; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by the Company and its affiliates, officers and directors to any state or federal law enforcement agency or require notice to Employee thereof, and the Company and its affiliates, officers and directors will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

f.	During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the most favorable policies, practices and procedures of the Company as in effect from time to time.

g.	During the Employment Period, the Company shall furnish Employee with office space, secretarial assistance and such other facilities and services as shall be suitable to Employee’s position and adequate for the performance of Employee’s duties hereunder.
3.03	TERM OF EMPLOYMENT. Employee’s employment will commence on the Employment Date and will be for a term ending at 12:00 o’clock midnight on the second anniversary of the Employment Date (the “Employment Period”); thereafter, the Employment Period will be automatically extended for successive terms of one (1) year commencing on each anniversary of the Employment Date; provided, however, that the Company or Employee may give written notice to the other that the Agreement will not be renewed or continued after the next scheduled expiration date which is not less than one (1) year after the date that the notice of non-renewal was given. Immediately upon termination of employment with the Company, Employee agrees to resign from all officer and director positions held with the Company and its affiliates.

3.04	COMPENSATION AND BENEFITS. During the Employment Period Employee shall receive the following compensation and benefits:
a.	Employee will receive an annual base salary of not less than $350,000.00, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company’s regular executive compensation practices (the “Annual Base Salary”). The Annual Base Salary will be reviewed at least annually, but in no event earlier than July 2006.

b.	Subject to the Company’s discretion, Employee will be eligible to participate on a reasonable basis in annual bonus (as more fully described below) and other incentive compensation plans which provide opportunities to receive compensation in addition to his Annual Base Salary. For the 2006 calendar year Employee will be eligible to participate in the Company’s annual incentive plan at a target award level of no less than 60% of Annual Base Salary and at a maximum bonus award level of no less than 120% of Annual Base Salary. Employee will be entitled to participate in employee welfare and qualified plans (including, but not limited to, medical, life, health, accident and disability insurance and disability benefits) and to receive perquisites which are offered by the Company in its exclusive discretion. Without limiting the Company’s discretion with respect to the provision of benefits, it is specifically understood and agreed that nothing in this Agreement entitles Employee to participate in the Company’s Supplemental Executive Retirement Plan.

c.	Employee will receive no fewer than twenty (20) paid vacation days each year.

d.	Employee shall receive a monthly automobile allowance in an amount not less than $750.00.

e.	Employee shall receive a lump-sum cash sign-on bonus in the amount of $200,000, payable within fifteen (15) days of the commencement of the Employment Period. In the event Employee shall cease employment due to Voluntary Resignation (other than a voluntary resignation under Section 4.03 hereof) or termination for Cause during the initial two-year Employment Period, Employee agrees to repay to the Company, immediately upon such cessation of employment, a pro-rata portion of the payment provided under this Section 3.04e, which shall be determined by multiplying $200,000 by a fraction, the numerator of which shall be the number days during the Employment Period which have elapsed as of the date of Employee’s termination and the denominator of which shall be 730. The Company shall have the right to apply any compensation payable to Employee on or following the date of cessation of employment toward the satisfaction of this obligation, and Employee consents to such right of set-off.

f.	Subject to the approval of the Compensation Committee of the Company, as soon as practicable on or after the Employment Date Employee shall receive an award of a non-qualified option to acquire up to 37,500 shares of common stock of Pride International, Inc. (“Common Stock”), in accordance with the terms of the 1998 Long Term Incentive Plan (the “LTIP”) and the Company’s customary option award terms thereunder (attached as Exhibit A hereto). The exercise price of the option awarded pursuant to this Section 3.04f shall be the fair market value of the Common Stock on the date the option award is approved by the Compensation Committee.

g.	Subject to the approval of the Compensation Committee of the Company, as soon as practicable on or after the Employment Date Employee shall be awarded 10,000 shares of restricted stock pursuant to the LTIP. The restricted stock will be subject to the terms and provisions of the Company’s customary restricted stock awards (attached as Exhibit B hereto).

h.	The option to acquire Common Stock and the restricted stock award in Sections 3.04f and 3.04g, respectively, (collectively, the “Equity Grants”) shall be considered a part of Employee’s participation in the LTIP for the 2006 calendar year. To the extent that the shares of Common Stock underlying the Equity Grants are less than the shares for such awards granted to similarly situated Senior Vice Presidents of the Company in the normal course during calendar year 2006, Employee shall receive additional options to acquire Common Stock and/or awards of restricted stock, as applicable, such that the aggregate of Employee’s Equity Grants and stock option and restricted stock awards granted in calendar year 2006 are commensurate with such awards granted to similarly situated Senior Vice Presidents of the Company.

3.05	TERMINATION WITHOUT CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate Employee’s employment at any time during the Employment Period, as defined in Section 3.03 (including any extended term). In the event of any Termination, as defined in Section 2.10, if the Termination does not entitle Employee to payments and benefits under Article IV, the Company shall, within thirty (30) days following such Termination (subject to Section 6.04) and in exchange for a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”), pay or provide to Employee (or his Executor, Administrator or Estate in the event of death, as soon as reasonably practical):
a.	An amount equal to one (1) full year of his base salary, which base salary is here defined as twelve (12) times the then current monthly salary in effect for Employee and all other benefits due him based upon the salary in effect on the date of Termination (but not less than the highest annual base salary paid to Employee during any of the three (3) years immediately preceding his date of Termination). There shall be deducted only such amounts as may be required by law to be withheld for taxes and other applicable deductions.

b.	The Company shall provide to Employee for a period of one (1) full year following the date of his Termination, life, health, accident and disability insurance coverages which are not less than the highest benefits furnished to Employee during the term of the Agreement.

c.	An amount equal to the target award for Employee under the Company’s annual bonus plan for the fiscal year in which Termination occurs; provided, however, that (i) if Employee has deferred his award for such year under a Company plan, the payment due Employee under this subparagraph shall be paid in accordance with the terms of the deferral and (ii) if the Company has not specified a target award for such year, the amount will be equal to fifty percent (50%) of the maximum percentage of Employee’s Annual Base Salary Employee may be entitled to under the Company’s annual bonus plan in such year.

d.	The “Compensation and Benefits” Section hereof shall be applicable in determining the payments and benefits due Employee under this Section and if Termination occurs after a reduction in all or part of Employee’s total compensation or benefits, the lump sum severance allowance and other compensation and benefits payable to him pursuant to this Section shall be based upon his compensation and benefits before the reduction.

e.	All life, health, hospitalization, medical and accident benefits available to Employee’s spouse and dependents shall continue for the same term as Employee’s benefits. If Employee dies, all benefits will be provided for a term of one (1) year (or two (2) years if Article IV applies) after the date of death of Employee.

f.	The Company’s obligation under this Section to continue to pay or provide health care, life, accident and disability insurance to Employee, Employee’s spouse and Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer; provided, however, that Employee shall have all rights, if any, afforded to retirees to convert group life insurance coverage to the individual life insurance coverage as, to the extent of, and whenever his group life insurance coverage under this Section is reduced or expires. Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate.

g.	The Company shall deduct applicable withholding taxes in performing its obligations under this Section.
A sample form of Release is attached as Exhibit C. Employee acknowledges that the Company retains the right to modify the required form of the Release as the Company deems necessary in order to effectuate a full and complete release of claims against the Company, its affiliates, officers and directors and to delay payment until timely execution of the Release without revocation.
In the event of Employee’s Termination without a Change in Control, Employee is entitled only to the termination payments and benefits described in this Section 3.05. To the extent the Company’s performance under this Section includes the performance of the Company’s obligations to Employee under any other plan or under another agreement between the Company and Employee, the rights of Employee under such other plan or other agreement, which are discharged under the Agreement, are discharged, surrendered, or released pro tanto.
IV. CHANGE IN CONTROL
4.01	EXTENSION OF EMPLOYMENT PERIOD. The Employment Period shall be immediately and without further action extended for a term of two (2) years following the effective date of the Change in Control and will expire at 12:00 o’clock midnight on the last day of the month following two (2) years after the Change in Control; provided, however, that if the Change in Control is solely on account of a Limited Change in Control, the Employment Period shall be extended for one (1) year following the effective date of the Limited Change in Control. Thereafter, the Employment Period will be extended for successive terms of one (1) year each, unless terminated, all in the manner specified in Section 3.03.

4.02	CHANGE IN CONTROL TERMINATION PAYMENTS AND BENEFITS. In the event Employee has a Change in Control Termination, Employee will receive the payments and benefits specified in the “Termination Without Change in Control” Section at the same time and in the same manner therein specified except as amended and modified below:

a.	The salary and benefits specified in Section 3.05a. will be paid based upon a multiple of two (2) years (instead of one (1) year).

b.	Life, health, accident and disability insurance specified in Section 3.05b. will be provided until (i) Employee becomes reemployed and receives similar benefits from a new employer or (ii) two (2) years after the date of a Change in Control Termination, whichever is earlier.

c.	An amount equal to two (2) times the maximum award that Employee could receive under the Company’s annual bonus plan for the fiscal year in which the Change in Control Termination occurs, instead of the benefits provided in Section 3.05c hereof.

d.	All other rights and benefits specified in Section 3.05.
In the event of Employee’s Change in Control Termination or resignation under Section 4.03, Employee is entitled only to the termination payments and benefits described in this Section 4.02.
4.03	VOLUNTARY RESIGNATION UPON CHANGE IN CONTROL. If Employee voluntarily resigns his employment within six (6) months after a Change in Control which does not constitute a Limited Change in Control (whether or not the Company may be alleging the right to terminate employment for Cause), he will receive the same payments, compensation and benefits as if he had had a Change in Control Termination on the date of resignation after Change in Control.
V. NON COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION
5.01	CONSIDERATION. Employee recognizes and agrees that all of the businesses in which the Company is engaged are highly competitive and that the Company’s trade secrets and other confidential information, along with personal contacts, are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company.
a.	Employee, therefore, agrees that in exchange for the Company providing and continuing to provide trade secrets and other confidential information, Employee agrees to the non-competition and confidentiality obligations and covenants outlined in this Article V and that absent his agreement to these obligations and covenants, the Company will not now provide and will not continue to provide him with trade secrets and other confidential information.

b.	In addition to the consideration described in Section 5.01a, the parties agree that (i) fifteen percent (15%) of Employee’s base salary and bonus, if any, paid and to be paid to Employee and (ii) one hundred percent (100%) of the payments and benefits, including Employee’s right to receive the same, under Sections 3.05 and 4.02, as applicable, shall constitute additional consideration for the non-competition and confidentiality agreements set forth herein.
5.02	NON-COMPETITION. In exchange for the consideration described above in Section 5.01, Employee agrees that during his employment with the Company and for a period of twelve (12) months after he is no longer employed by the Company (unless his employment is terminated after a Change in Control with the right to payments and benefits under Article IV, in which event there will be no covenant not to compete and the noncompete covenants and obligations herein will terminate on the date of termination of Employee), Employee will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:
a.	work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described in Section 5.02(e) and (ii) actually competes with the Company; provided, however, that Employee may request that the Company waive the restrictions of this Section 5.02(a) such that Employee may perform consulting services, which request and waiver the Company may consider in its sole discretion; or

b.	provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Employee had direct or indirect supervision or control, within one (1) year preceding Employee’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the one (1) year preceding such termination from whom the Company had solicited business during such one (1) year; or

c.	actively solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

d.	directly or indirectly (i) influence the employment of, or engagement in any contract for services or work to be performed by, or (ii) otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the date of termination of employment of Employee with the Company or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier; provided however, Employee can seek written consent from the Company to hire an officer, director, employee or individual who has terminated employment with the Company, and Company consent will not be unreasonably withheld.
The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within two hundred (200) miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, a rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.
5.03	CONFIDENTIALITY/PROTECTION OF INFORMATION. Employee acknowledges that his employment with the Company has in the past and will, of necessity, continue to provide him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Employee will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Employee may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Employee’s duties as an employee of the Company, and Employee may not make any use of any information of the Company after he is no longer an employee of the Company. Employee agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Employee further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by Employee, which contain any information relating to the Company’s business, and Employee agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, nothing in the

Agreement shall prevent Employee from complying with applicable federal and/or state laws.

5.04	COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is expressly agreed that:
a.	the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Article V are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

b.	the consideration provided by the Company under this Agreement is not illusory;

c.	the consideration given by the Company under this Agreement, including, without limitation, the provision and continued provision by the Company of trade secrets and other confidential information to Employee, gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the unfair competition prohibited by Section 5.02 and Employee’s promise not to engage in the unfair competition prohibited by Section 5.02 is designed to enforce Employee’s consideration (or return promises), including, without limitation, Employee’s promise to not use or disclose confidential information or trade secrets; and

d.	the injury suffered by the Company by a violation of any obligation or covenant in this Article V of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Article V of the Agreement, accordingly:
(i)	the Company shall be entitled to injunctive relief without the posting of a bond or other security to prevent violations thereof and to prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

(ii)	compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Employee, subject to the other provisions hereof.
5.05	TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. If Employee materially violates the confidentiality/protection of information and/or non-competition obligations and covenants herein or any other related agreement he may have signed as an employee of the Company, Employee agrees there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in Section 3.05 of the Agreement, subject to the provision of Section 6.01 hereof. If Employee is terminated after a Change in Control with the right to payments and benefits under Article IV, there will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof and Employee will not be bound by the non-competition provisions hereof.

5.06	REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether Employee violated such obligation and covenant will be based solely on the limitation as reformed.

5.07	RETURN OF CONSIDERATION. Employee specifically recognizes and affirms that the non-competition obligations set out in Section 5.02 are material and important terms of this Agreement, and Employee further agrees that should all or any part of the non-competition obligations described in Section 5.02 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between Employee and the Company, the Company shall be entitled to the immediate return and receipt from Employee of all consideration described in Section 5.01b, including interest on all amounts paid to Employee under Section 5.01b at the maximum lawful rate.
VI. GENERAL
6.01	INDEMNIFICATION. If Employee shall obtain any money award or otherwise prevail with respect to any litigation brought by Employee or the Company to enforce or interpret any provision of the Agreement, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Employee for his reasonable attorney’s fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements up to a maximum of two hundred fifty thousand dollars ($250,000) in connection with such litigation.

6.02	INCOME, EXCISE OR OTHER TAX LIABILITY. Employee will be liable for and will pay all income tax liability by virtue of any payments made to Employee under the Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the “golden parachute” or excess payment provisions of the Internal Revenue Code of the United States, which would cause additional tax liability to be imposed. If any additional income tax, excise or other taxes are imposed on any amount or payment in the nature of compensation paid or provided to or on behalf of Employee, the Company shall “gross-up” Employee for such tax liability by paying to Employee an amount sufficient so that after payment of all such taxes so imposed, Employee’s position on an after-tax basis is what it would have been had no such additional taxes been imposed. Employee will cooperate with the Company to minimize the tax consequences to Employee and to the Company so long as the actions proposed to be taken by the Company do not cause any additional tax consequences to Employee and do not prolong or delay the time that payments are to be made, or reduce the amount of payments to be made, unless Employee consents in writing to any delay or deferment of payment.

6.03	PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Employee is not after a Change in Control and is for Cause, the Company will have the right to withhold all payments other than (i) what is accrued and owing under the terms of any employee benefit plan maintained by the Company, and (ii) those specified in Section 6.01; provided however, that if a final judgment is entered finding that Cause did not exist for termination, the Company will pay all benefits to Employee to which he would have been entitled had Employee’s termination not been for Cause, plus interest on all amounts withheld from Employee at the rate specified for judgments under Article 5069-1.05 V.A.T.S. but not less than ten percent (10%) per annum. If the termination for Cause occurs within two (2) years after a Change in Control (other than a Limited Change in Control) or within one (1) year after a Limited Change in Control, the Company shall not have the right to suspend or withhold payments to Employee under any provision of the Agreement until or unless a final judgment is entered upholding the Company’s determination that the termination was for Cause, in which event Employee will be liable to the Company for all amounts paid, plus interest at the rate allowed for judgments under Article 5069-1.05 V.A.T.S.

6.04	SECTION 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”):
a.	If Employee is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 6.04, any payments payable as a result of Employee’s Termination (other than death or Disability) shall not be payable before the earlier of (i) the date that is six months after Employee’s Termination, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 6.04a shall be applied by accumulating all payments that otherwise would have been paid within six months of Employee’s Termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A. Employee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Employee is a “key employee” as defined in Section 416(i) of the Internal Revenue Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.

b.	If any provision of the Agreement would result in the imposition of an applicable tax under Section 409A, Employee and the Company agree that such provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Employee’s rights or benefits hereunder.
6.05	NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board of Directors of the Company at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.

6.06	NOTICES. Notices, requests, demands and other communications provided for by the Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Employee, at the last address he has filed, in writing, with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

6.07	NON-ALIENATION. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under the Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the parties hereto, shall have any rights under or interest in the Agreement or the subject matter hereof. Upon the death of Employee, his beneficiary designated under Section 6.09 or, if none, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

6.08	ENTIRE AGREEMENT; AMENDMENT. Except as otherwise expressly set forth herein, the Agreement constitutes the entire agreement of the Parties with respect of the subject matter hereof. No provision of the Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required. This Agreement specifically supersedes the offer letter from the Company to Employee dated October 28, 2005.

6.09	SUCCESSORS AND ASSIGNS. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform the Agreement. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs and assigns; provided, however, that in the event of Employee’s death prior to payment or distribution of all amounts, distributions and benefits due him hereunder, if any, each such unpaid amount and distribution shall be paid in accordance with the Agreement to the person or persons designated by Employee to the Company to receive such payment or distribution and in the event Employee has made no applicable designation, to his estate. If the Company should split, divide or otherwise become more than one entity, all liability and obligations of the Company shall be the joint and several liability and obligation of all of the parts, unless the Agreement is assigned in accordance with this Section.

6.10	GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of the Agreement shall be governed by the laws of the State of Texas.

6.11	VENUE. To the extent permitted by applicable state or federal law, venue for all proceedings hereunder will be in the U.S. District Court for the Southern District of Texas, Houston Division.

6.12	HEADINGS. The headings in the Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Agreement.

6.13	SEVERABILITY; PARTIAL INVALIDITY. In the event that any provision, portion or section of the Agreement is found to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby, shall remain in full force and effect and shall be binding upon the parties hereto, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

6.14	COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

6.15	NO WAIVER. Employee’s or the Company’s failure to insist upon strict compliance with any provision of the Agreement or the failure to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.

     IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee of such Board of Directors, the Company has caused these presents to be executed in its name and on its behalf.
     EXECUTED in multiple originals and/or counterparts as of the date set forth below.

/s/ Brian C. Voegele

Brian C. Voegele

Date: November 21, 2005

ATTEST:	PRIDE INTERNATIONAL, INC.

/s/ W. Gregory Looser	By:	/s/ Louis A. Raspino

W. Gregory Looser		Louis A. Raspino
Secretary		President and Chief Executive Officer

Date: November 21, 2005